UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: September 29, 2009 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

The Company and The Active Network, Inc. (“Active) have signed a Strategic Alliance Agreement covering a range of content, technology and business services.  The companies intent to use Active’s extensive data and applications suite to leverage DigitalTown’s unique portfolio of 27,000 URLs in the market for hyper-local content.

Through the strategic alliance, the companies will initially focus on integrating Active.com content, including an extensive directory of events and facilities, school schedules, scores and rankings, with DigitalTown’s websites.  The companies will collaborate on a number of technology solutions, including event registration and organization, team and organizational websites, and localized online communities.  In addition to content and technology, the companies intend to monetize the sites through online advertising and a variety of subscription and transaction services.

Under the terms of the Agreement, the Company will provide a basic framework for each site, collaborative development of widgets based on Active APIs, hosting infrastructure for site content, general support and collaboration on forecasting and general operational management, and will allocate inventory from its sites to promote the partnership and cross-link its sites to Active sites.

Active will provide content, search box of ‘things to do near you’, event registration, social networking, an ad platform, and email marketing, among other services.  Each company has granted to the other a limited license to use the trademarks and copyrights of each the respective companies during the term of the Agreement.  The Company and Active have agreed to revenue sharing terms as they pertain to the sale of ads, sponsorship, gross ad sales, etc.

SIGNATURES

Dated: October 8, 2009	DIGITALTOWN, INC By: /s/ Richard Pomije Richard Pomije Chief Executive Officer